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                          EXHIBIT 11


                FRED MEYER, INC. AND SUBSIDIARIES
             COMPUTATION OF EARNINGS PER COMMON SHARE

             (In thousands, except per share amounts)
                           (Unaudited)
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
                                                         16 Weeks Ended
                                                      ---------------------
                                                       May 20,       May 21,
                                                          1995          1994
                                                       -------       -------
Weighted average number of shares
   outstanding . . . . . . . . . . . . . . . . . .     26,633        26,450

Weighted average number of shares
   under option. . . . . . . . . . . . . . . . . .      2,988         3,680

Shares assumed to have been purchased
   under the treasury stock method . . . . . . . .     (1,156)       (1,405)
                                                       ------        ------

Weighted average number of common and
   common equivalent shares outstanding. . . . . .     28,465        28,725
                                                       ======        ======
Net income . . . . . . . . . . . . . . . . . . . .     $3,083       $15,986
                                                       ======       =======
Earnings per common share. . . . . . . . . . . . .       $.11          $.56
                                                         ====          ====
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